NEWS RELEASE FOR IMMEDIATE RELEASE

P.O. Box 2 Oak Ridge, NC 27310
For More Information Contact: Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces

First Quarter 2010 Results

Oak Ridge, North Carolina, May 7, 2010 – Oak Ridge Financial Services, Inc. (Nasdaq:BKOR), parent company of Bank of Oak Ridge, headquartered in Oak Ridge, North Carolina, announced financial results today for the first quarter of 2010. For the first quarter, net income available to common shareholders totaled $484,000, or $0.27 per diluted common share, an increase of $492,000 compared to net loss available to common shareholders of $8,000, or $0.00 per diluted common share, for the first quarter of 2009. Net income in the first quarter of 2010 was benefited by an after-tax gain on the sale of investment securities of approximately $242,000.

Total assets as of March 31, 2010 were $349.1 million, an increase of 2.8% compared with $339.7 million as of March 31, 2009. Total loans on March 31, 2010 were $251.9 million, an increase of 0.9% from the $249.7 million reported as of March 31, 2009. Investment securities decreased $15.8 million, or 23.9%, when compared to the $65.9 million outstanding at March 31, 2009. Deposits increased 5.8% over the one year period, with noninterest-bearing demand deposits increasing $1.7 million and interest-bearing deposits increasing $14.8 million over the same one year period.

Oak Ridge Financial Services President, Ron Black, in commenting on the results, noted, “It is an exciting time to be working at a safe and sound community bank, and we were very pleased with our financial performance in the first quarter. Our bank has a great opportunity to gain great clients while appreciating the ones we already have. We continue to focus on providing extraordinary client service while streamlining our internal processes to assist us in delivering Banking As It Should Be. I am very proud of the great work the employees and the board of directors are doing each and every day to better position us for current and future opportunities.”

Mr. Black further commented, “While our nonperforming assets increased from December 2009 to March 2010, we still continue to be well below the industry in terms of overall asset quality. Additionally, all of our capital ratios increased during the past quarter and we remain well-capitalized.”

About Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with five banking offices in Oak Ridge, Summerfield and Greensboro. The Bank’s independent financial advisory division, Oak Ridge Wealth Management, operates out of an office in downtown Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, mobile banking and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	Three months ended March 31,
	2010	2009	Change
Income Statement Data:
Total interest income	$4,633	$4,696	(1.3)%
Total interest expense	1,309	2,229	(41.3)

Net interest income	3,324	2,467	34.7
Provision for loan losses	353	366	(3.6)
Non-interest income	1,195	828	44.3
Non-interest expense	3,158	2,775	13.8

Net income before provision for income taxes	1,008	154	554.5
Provision for income taxes	369	54	583.3

Net income	$639	$100	539.0

Preferred stock dividends	(96)	(64)	50.0
Accretion of discount	(59)	(44)	34.1

Income available to common stockholders	$484	$(8)	n/a

Per common share data: (1)
Basic net income per share	$0.27	$—	n/a %
Diluted net income per share	0.27	—	n/a
Book value at period end	12.01	11.50	4.4

Weighted average number of common shares outstanding (000’s):
Basic	1,791.5	1,791.5	—%
Diluted	1,791.5	1,791.5	—
Shares outstanding at period end	1,791.5	1,791.5	—

	March 31, 2010	December 31, 2009	Change
Balance sheet data
Total assets	$349,131	$338,048	3.3%
Loans receivable	251,919	251,300	0.2
Allowance for loan losses	3,812	3,667	4.0
Other interest-earning assets	77,383	65,812	17.6
Noninterest bearing deposits	22,175	20,520	8.1
Total deposits	301,605	291,684	3.4
Borrowings	17,248	17,248	—
Stockholders’ equity	28,146	27,592	2.0

	Three months ended March 31,
	2010	2009
Selected performance ratios:
Return on average assets (2)	0.76%	0.12%
Return on average stockholders’ equity (2)	9.20	(0.17)
Net interest margin (2)(3)	4.20	3.24
Net interest spread (2)(4)	3.97	2.98
Noninterest income as a % of total revenue	26.4	25.1
Noninterest income as a % of average assets (2)	1.4	1.0
Efficiency ratio (5)	69.88	84.22
Noninterest expense as a % of average assets (2)	3.7	3.4

	March 31, 2010	December 31, 2009	March 31, 2009
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	2.84%	1.61%	1.67%
Nonperforming assets to period-end assets (6)	2.05	1.20	1.21
Allowance for loan losses to period-end loans	1.51	1.46	1.11
Allowance for loan losses to total assets	1.09	1.08	0.80
Net loan charge-offs to average loans outstanding (2)	0.09	0.54	0.00

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	March 31, 2010	December 31, 2009	March 31, 2009
Capital and liquidity ratios:
Equity to assets ratio (holding company)	8.1%	8.2%	7.5%
Tier 1 leverage ratio (Bank)	8.2	8.1	7.5
Tier 1 risk-based capital ratio (Bank)	10.5	10.2	9.2
Total risk-based capital ratio (Bank)	11.7	11.5	10.2
Loans to deposits	83.5	86.2	85.0

	Three months ended March 31,
	2010	2009	Change
Total Revenue
Net interest income	$3,324	$2,467	34.7%

Fees and other revenue:
Service charges on deposit accounts	200	203	(1.5)
Gain on sale of securities	386	—	n/a
Mortgage loan origination fees	61	156	(60.9)
Investment and insurance commissions	192	174	10.3
Fee income from purchase of accounts receivable	190	174	9.2
Debit card interchange income	104	71	46.5
Income earned on bank owned life insurance	43	31	38.7
Other	19	19	—

Total noninterest income	1,195	828	44.3

Total revenue	$4,519	$3,295	37.1

	Three months ended March 31,
	2010	2009	Change
Noninterest Expense
Salaries	$1,397	$1,240	12.7%
Employee benefits	153	158	(3.2)
Occupancy	236	186	26.9
Equipment	194	170	14.1
Data and items processing	155	145	6.9
Professional and advertising	434	290	49.7
Stationary and supplies	61	61	—
Net loss (gain) on sale of foreclosed and repossessed assets	(7)	119	(105.9)
Telecommunications expense	57	67	(14.9)
FDIC assessment	131	73	79.5
Accounts receivable financing expense	59	53	11.3
Other	288	213	35.2

Total noninterest expense	$3,158	$2,775	13.8

	Three months ended March 31,
	2010	2009	Change
Average Balances
Total assets	$342,930	$333,740	2.8%
Loans receivable	251,983	248,858	1.3
Allowance for loan losses	3,828	2,566	49.2
Other interest-earning assets	68,648	59,652	15.1
Interest-bearing deposits	275,530	265,356	3.8
Total deposits	295,745	283,444	4.3
Borrowings	17,281	25,270	(31.6)
Stockholders’ equity	27,911	22,024	26.7

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three-month periods ended March 31, 2010 and 2009 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.